Exhibit 11.1

Computation of Earnings Per Share

The Company follows Financial Accounting Standards Board’s Statement No. 128, “Earnings Per Share” (“SFAS 128") in which income for Basic Earnings per Share (“EPS”) is adjusted for dividends attributable to preferred stock and is based on the weighted average number of common shares outstanding.  Diluted EPS is computed by using the weighted average number of common shares outstanding, increased by the assumed conversion of the convertible preferred stock and the assumed conversion of the stock options.

A three-for-two stock split was effected on June 29, 2007, in the form of a 50% stock dividend for the stockholders of record at the close of business on June 18, 2007.  Accordingly, information with respect to shares of common stock and earnings per share has been restated for current and prior periods presented to fully reflect the stock split.

The components of basic and diluted earnings per common share for the years ended December 31, 2009, 2008 and 2007 are as follows:

	2009	2008	2007
Basic Earnings per Common Share:
Net income	$8,214,000	$10,524,000	$10,159,000
Preferred stock dividends	(1,821,000)	-	-
Net income available to common stockholders	$6,393,000	$10,524,000	$10,159,000
Weighted average common shares outstanding	6,131,314	6,231,438	6,356,772
Basic earnings per common share	$1.04	$1.69	$1.60
Diluted Earnings per Common Share:
Net income available to common stockholders	$6,393,000	$10,524,000	$10,159,000
Effect of assumed preferred stock conversion	-	-	-
Net income applicable to diluted earnings per share	$6,393,000	$10,524,000	$10,159,000
Weighted average common shares outstanding	6,131,314	6,231,438	6,356,772
Dilutive potential common shares:
Assumed conversion of stock options	35,879	75,976	125,521
Assumed conversion of preferred stock	-	-	-
Diluted weighted average common shares outstanding	6,167,193	6,307,414	6,482,293
Diluted earnings per common share	$1.04	$1.67	$1.57

The following shares were not considered in computing diluted earnings per share for the years ended December 31, 2009, 2008 and 2007 because they were anti-dilutive:

	2009	2008	2007
Stock options to purchase shares of common stock	202,970	124,813	124,813
Average dilutive potential common shares associated with convertible preferred stock	1,031,982	--	--